UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2007

PETROHAWK ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 15, 2007, Petrohawk Energy Corporation along with certain of its wholly-owned subsidiaries, entered into an agreement of sale and purchase with Milagro Development I, LP (“Milagro”), for the properties and related assets comprising Petrohawk’s gulf coast division for an aggregate purchase price of $825 million, subject to customary purchase price adjustments. The purchase price consists of $700 million in cash and a $125 million note. The note will mature five years and ninety-one days from the closing date and will bear interest at 12% per annum payable in kind at Milagro’s option. The note will be a senior unsecured obligation of Milagro. Milagro may redeem the note at any time prior to one year after Closing for $100 million plus accrued and unpaid interest. If the redemption occurs prior to 150 days after the Closing, accrued interest will be waived. The transaction is expected to close in the fourth quarter of 2007. The economic effective date for the sale is July 1, 2007.

The agreement of sale and purchase contains customary closing conditions for transactions of this type. The agreement of sale and purchase also contains customary representations and warranties and indemnity obligations with respect to losses relating to, among other things, breaches of representations or warranties, failure to perform covenants, certain environmental obligations and other assumed obligations. Certain of these indemnification obligations are subject to minimum claim amounts and there is an overall deductible equal to 1 1/2 percent of the purchase price. The cap on indemnification is equal to 10% of the purchase price.

Also effective as of October 15, 2007, Petrohawk Energy Corporation entered into the Fourth Amendment (the “Fourth Amendment”) to Second Amended and Restated Senior Revolving Credit Agreement dated as of July 12, 2006 among Petrohawk Energy Corporation, each of the lenders from time to time party thereto (the “Lenders”), BNP Paribas, as administrative agent for the Lenders, Bank of America, N.A. and BMO Capital Markets Financing, Inc., as co-syndication agents for the Lenders, and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Fortis Capital Corp., as co-documentation agents for the Lenders. Pursuant to the Fourth Amendment, the facility borrowing base was increased to $900,000,000 until the earlier of (a) the consummation of the transactions contemplated by the Milagro agreement of sale and purchase or (b) the next borrowing base redetermination date. Upon the consummation of the transactions contemplated by the agreement of sale and purchase, the borrowing base shall automatically be decreased to $675,000,000, until the next borrowing base redetermination date. Also pursuant to the Fourth Amendment, until the closing of the transactions contemplated by the agreement of sale and purchase, the borrowing base shall not be increased pursuant to Petrohawk’s redemption or repurchase of Petrohawk’s 9 1/8% senior notes due 2013 and Petrohawk’s 7 1/8% senior notes due 2012, which increase had been previously provided for. After the close of the transactions contemplated by the agreement of sale and purchase, Petrohawk may, at its option, request the borrowing base be increased by $100 for every $275 of the 9 1/8 % senior notes due 2013 and the 7 1/8% senior notes due 2012 redeemed or repurchased.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Petrohawk Energy Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROHAWK ENERGY CORPORATION

Date: October 19, 2007	By:	/s/ Mark J. Mize
Mark J. Mize
Executive Vice President - Chief Financial Officer and
Treasurer